EXHIBIT 10.11

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered effective as of the 18th day of June, 2021, by and between Thor Industries, Inc., Inc., a Delaware corporation (the “Company”) and ____[NAME]_____________ (the “Executive”) and supersedes and replaces any prior employment agreement or employment letter between the Parties.

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (the "Board") has approved the Company entering into an employment agreement with the Executive;

WHEREAS, a minimum of two (2) years of employment with the Company or any of its subsidiaries is required before an Executive Employment Agreement may be offered to an Executive;

WHEREAS, the Executive is now the [TITLE] of the Company and thus the key senior executive of the Company;

WHEREAS, the Executive is currently employed by the Company without contract;

WHEREAS, the Company would like enter into a formal agreement with the Executive to set forth the terms of Executive’s employment and to provide for certain severance payments and other benefits upon termination of Executive’s employment;

WHEREAS, in exchange for the benefits granted herein, the Company would like to provide certain restrictions related to the Executive’s right to solicit any employees of the Company and work for any entity which has any activities which compete with the Company, as further described below;

NOW THEREFORE, in consideration of the recitals and the mutual agreements herein set forth, the Company and the Executive agree as follows:

ARTICLE 1
EMPLOYMENT, TERM AND RENEWAL

1.1 Employment. The Company hereby employs Executive and Executive accepts employment as [TITLE] of the Company. As its [TITLE], Executive shall render such services to the Company as are customarily rendered by the [TITLE] of comparable companies and as required by the articles and by-laws of Employer. Executive accepts such employment and, consistent with fiduciary standards which exist between an employer and an employee, shall perform and discharge the duties commensurate with Executive’s position that may be assigned to Executive from time to time by the Company.

1.2 Term and Renewal. The term of this Agreement shall commence on the date first written above, and shall continue until December 31, 2022, and shall automatically renew for successive one year terms unless and until terminated consistent with the terms and conditions set forth in Article 2 of this Agreement. The first term of this Agreement and each subsequent automatic renewal shall each be considered a separate term. ("Term").

1.3 Compensation and Benefits. During the Term of this Agreement, the Executive shall be entitled to the compensation (“Compensation) and benefits (“Benefits”) established annually by the Board.

Executive shall also be entitled to receive prompt reimbursement of all reasonable expenses incurred by Executive in performing services hereunder, including all expenses of travel, car phone, entertainment and living expenses while away from home on business at the request of, or in the service of, the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

The Executive shall also be entitled to participate in and be covered by all health insurance, retirement, disability insurance, and other employee plans and benefits as established or amended by the Company from time to time on the same terms as are generally applicable to other senior executives of the Company, subject to meeting applicable eligibility requirements.

ARTICLE 2
TERMINATION OF EMPLOYMENT AND SEVERANCE BENEFITS

2.1 Termination by the Company for Cause. If the Executive’s employment is terminated by the Company for Cause, then executive shall receive only benefits earned but not yet paid prior to Executive’s termination. Executive shall receive no other benefits or compensation under this Agreement.

2.2 Termination by the Executive without Good Reason, Death, or Disability. As partial consideration for the covenants granted by Executive of the Company in Article 3 hereof, if the Executive’s employment is terminated by the Executive without Good Reason or termination by the death or disability of Executive, then the Executive shall be entitled to any earned but unpaid compensation as well as any other amounts or benefits owing to Executive under the terms of any employee benefit plan of the Company (the "Accrued Benefits"), including pro rata shares of any incentive awards related to the year of termination and vesting of such pro rata incentive share awards and previously granted share awards as follows: (1) all unvested restricted stock unit awards shall vest in accordance with the Company’s established vesting schedule and (2) all unvested Performance share awards shall terminate without vesting unless the rule of 65 stated below in paragraph 2.6 shall be satisfied in which case such awards shall vest at target amounts in accordance with the Company’s established vesting schedule.

2.3 Non-Renewal or Termination by the Company without Cause or by the Executive for Good Reason. If the Executive’s employment with the Company is terminated by the Company in connection with a non-renewal or termination of this Agreement without Cause or for reasons other than Cause, death, "permanent and total disability" (within the meaning Section 22(e)(3) of the Internal Revenue Code, as amended (the “Code”) or termination by the Executive for Good Reason, then the Executive shall be entitled to the Severance Benefits as described in Section 2.4 herein as well as Executive’s Accrued Benefits.

2.4 Severance Benefits. In the event that the Executive becomes entitled to receive severance benefits, as provided in Section 2.3 herein, the Company shall pay and provide the Executive with the following “Severance Benefits”:

(1)Within 35 days after the Date of Termination, Executive shall elect to receive either a lump sum payment or a series of payments made in accordance with the regular Company schedule of payments for salary and bonuses, a sum equal to the total cash compensation (base salary and cash incentive compensation) paid to Executive during the prior two (2) fiscal years of Executive’s employment in Executive’s current position, less any taxes and withholding as may be necessary pursuant to law.

(2)Within 35 days after the Date of Termination, a fully vested share award equal to the share awards granted to executive during the last two (2) fiscal years of Executive’s employment in Executive’s current position. The portion of such share awards that were recognized as Performance Share Awards shall be included in the total share awards granted to executive during the last two (2) fiscal years of Executive’s employment only if the Rule of 65 stated below in paragraph 2.7 is satisfied by Executive. If included, the Performance Share Awards shall be determined at their targeted award amounts.

(3)To the extent the Executive and Executive’s dependents elect coverage under the Company’s health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall pay the COBRA premium payments of the Executive and Executive’s dependents for a period of up to twenty-four (24) months after the date of Executive's termination of employment with the Company.

(4)Outplacement services designed to place the Executive in a position similar to that which the Executive held with the Company for a period of up to twelve (12) months.

2.5 Change in Control. In the event of a Termination without Cause by the Company or for Good Reason by the Executive within twenty-four (24) months of and in relation to a Change in Control as defined in Exhibit A hereto, Executive shall be entitled to each of the benefits stated in paragraph 2.4 for a period of three (3) fiscal years or thirty-six (36) months, as applicable, instead of the two (2) fiscal year or twenty-four (24) month period, as applicable, stated in paragraph 2.4.

2.6 Condition Precedent. As a condition to receiving Severance Benefits contemplated herein, within 30 days after the effective date of such termination, Executive shall execute and deliver, and not have revoked, a separation agreement and general release in the form attached hereto as Exhibit B (including, but not limited to, all matters relating to Executive’s employment with the Company) in favor of the Company and its affiliates. The Severance Benefits shall terminate immediately upon the Executive violating any of the provisions of Article III of this Agreement.

2.7 Rule of 65. Unvested Performance Share Awards shall vest only if the sum of Executive’s age plus years of experience with the Company is equal to 65 or greater. “Years of experience with the Company” shall include all years of experience with the Company or any of the Company’s subsidiaries.

2.8 Good Reason. For purposes of this Agreement, "Good Reason” shall mean the occurrence of any of the following, without the Executive’s prior written consent: (i) a material diminution of Executive's duties or responsibilities, (ii) a material reduction in Executive's Compensation or Benefits, (iii) a relocation of the Executive’s primary place of employment to a location more than sixty (60) miles from the location at which the Executive was performing the Executive’s duties immediately prior to such relocation, (iv) any requirement that the Executive report to anyone other than the [Chief Executive Officer]1, or (v) any material breach of this Agreement. However, none of the foregoing events or conditions will constitute Good Reason unless: (x) the Executive provides the Company with written objection to the event or condition within 90 days following the occurrence thereof, (y) the Company does not reverse or cure the event or condition within 30 days of receiving that written objection, and (z) the Executive resigns Executive’s employment within 30 days following the expiration of that cure period.

2.9 Cause. For purposes of this Agreement, “Cause” shall be deemed to exist upon any of the following events: (i) the Executive's conviction of, or plea of nolo contendere, to a felony, (ii) the Executive's continued substance abuse or insobriety, (iii) failure to substantially perform Executive's essential job functions; (iv) failure of Executive to adhere to reasonable directives of the Board, (v) Executive's material and willful misconduct, (vi) a material and willful violation of any Company policy, or (v) any material breach of this Agreement. The Board must provide 30 days written notice of its intent to terminate the Executive's employment for Cause. Prior to being terminated for Cause, the Executive shall have 30 days following the receipt of such written notice to cure any curable event that would otherwise constitute Cause.

1 For Mr. Martin, this will be the Board of Directors.

ARTICLE 3
COVENANTS

3.1 Covenant not to Compete. Executive agrees that, during Executive’s employment with the Company and for a period of two (2) years following Executive’s termination of employment with the Company that Executive shall not become employed by or associated with as employee, consultant, director, or in any other equivalent capacity, any company operating as a recreational vehicle manufacturer or assembler.

3.2 Covenant not to Solicit. Executive agrees that, for a period of two (2) years following Executive’s termination of employment with the Company, Executive will not directly or indirectly solicit for employment or employ any person, who is or was employed by the Company within (6) six months prior to Executive’s termination date, in any business in which the Executive has a material interest, direct or indirect, as an officer, partner, shareholder, director or beneficial owner. Further, Executive will not assist any other person or entity, in hiring or soliciting such employees, even if Executive does not have a material interest or is an officer, partner, shareholder, director or owner.

3.3 Confidentiality and Nondisclosure. The Executive will not use or disclose to any individual or entity any Confidential Information (as defined below) except (i) in the performance of Executive's duties for the Company, (ii) as authorized in writing by the Company, or (iii) as required by subpoena or court order, provided that, prior written notice of such required disclosure is provided to the Company and, provided further that all reasonable efforts to preserve the confidentiality of such information shall be made. As used in this Agreement, “Confidential Information” shall mean information that (i) is used or potentially useful in the business of the Company, (ii) the Company treats as proprietary, private or confidential, and (iii) is not generally known to the public. “Confidential Information” includes, without limitation, information relating to the Company's products or services, processing, manufacturing, marketing, selling, customer lists, call lists, customer data, memoranda, notes, records, technical data, sketches, plans, drawings, chemical formulae, trade secrets, composition of products, research and development data, sources of supply and material, operating and cost data, financial information, personal information and information contained in manuals or memoranda. “Confidential Information” also includes proprietary and/or confidential information of the Company's customers, suppliers and trading partners who may share such information with the Company pursuant to a confidentiality agreement or otherwise. The Executive agrees to treat all such customer, supplier or trading partner information as “Confidential Information” hereunder. The foregoing restrictions on the use or disclosure of Confidential Information shall continue after Executive's employment terminates for any reason for so long as the information is not generally known to the public.

3.4 Non-Disparagement. The Executive will not at any time during Executive’s employment with the Company, or after the termination of Executive’s employment with the Company, directly or indirectly (i) disparage, libel, defame, or ridicule, or encourage or induce others to disparage, libel, defame, or ridicule, the Company, or any of the Company's officers, directors, employees or agents, or the Company's products, services, business plans or methods; or (ii) engage in any conduct or encourage or induce any other person to engage in any conduct that is in any way injurious or potentially injurious to the reputation or interests of the Company or any of the Company's, officers, directors, employees or agents.

3.5 Restrictions Reasonable. Executive acknowledges that the restrictions under this Article III are substantial, and may effectively prohibit Executive from working for a period of two years in the field of executive’s experience and expertise. Executive further acknowledges that Executive has been given access and shall continue to be given access to all of the Confidential Matters and trade secrets described above during the course of Executive’s employment, and therefore, the restrictions are reasonable and necessary to protect the competitive business interests and goodwill of the Company and do not cause Executive undue hardship.

3.6 Survival of Restrictive Covenants. Executive’s obligations under this Agreement shall survive Executive's termination of employment with the Company and the termination of this Agreement.

3.7 Equitable Relief. Executive hereby acknowledges and agrees that the Company and its goodwill would be irreparably injured by, and that damages at law are an insufficient remedy for, a breach or violation of the provisions of this Agreement, and agrees that the Company, in addition to other remedies available to it for such breach shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining Executive from any actual breach of the provisions hereof, and that the Company’s rights to such equitable relief shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

3.8 Provision of Consulting Services. The parties hereto agree that upon termination of Employment, Executive and the Board of Directors will explore opportunities to engage in a transition services agreement on terms to be negotiated between the parties.

3.9 Indemnification. To the extent permitted by law, applicable statutes and the Articles of Incorporation, Bylaws, or resolutions of the Company in effect from time to time, the Company shall indemnify Executive against liability or loss arising out of Executive’s actual or asserted misfeasance or nonfeasance in the performance of Executive’s duties or out of any actual or asserted wrongful act against, or by, the Company including but not limited to judgments, fines, settlements and expenses incurred in the defense of actions, proceedings and appeals therefrom. The Company shall endeavor to obtain Directors and Officers Liability Insurance to indemnify and insure the Company and Executive from and against the aforesaid liabilities.

ARTICLE 4
MISCELLANEOUS

4.1 Entire Agreement. This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof.

4.2 Prior Agreement. This Agreement supersedes and replaces any prior oral or written employment or severance agreement between the Executive and the Company.

4.3 Subsidiaries. Where appropriate in this Agreement, including all of Article 2, the term "Company" shall also include any direct or indirect subsidiaries of the Company.

4.4 Compliance with Code Section 409A; Code Section 280G Limit.

(1)General. It is the intention of both the Company and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement comply with Section 409A of the Internal Revenue Code, and its implementing regulations and guidance (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.

(2)Distributions on Account of Separation from Service. If and to the extent required to comply with any payment or benefit required to be paid under this Agreement on account of termination of Executive’s employment, service (or any other similar term) shall be made only in connection with a “separation from service” with respect to Executive within the meaning of Section 409A.

(3)Six Month Delay for Specified Employees. In the event that the Executive is a “specified employee” (as described in Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation subject to the six-month delay requirement described in Section 409A(2)(b), then no such payment or benefit shall be made before six months after the Executive’s “separation from service” (as described in Section 409A) (or, if earlier, the date of the Executive’s death). Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(4)Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(5)Code Section 280G Limit. Notwithstanding any other provision of this Agreement, if any payment or benefit Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code, then such Payment shall be reduced (starting with the cash portion(s) of the Payment) to the greatest amount which would result in no portion of such Payment being subject to the excise tax, then further reduced by $5,000.

4.5 Severability. It is mutually agreed and understood by the parties that should any of the restrictions and covenants contained in Article 3 be determined by any court of competent jurisdiction to be invalid by virtue of being vague, overly broad, unreasonable as to time, territory or otherwise, then the Agreement shall be amended retroactive to the date of its execution to include the terms and conditions which such court deems to be reasonable and in conformity with the original intent of the parties and the parties hereto consent that under such circumstances, such court shall have the power and authority to determine what is reasonable and in conformity with the original intent of the parties to the extent that such restrictions and covenants are enforceable. In the event any other provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

4.6 Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company on the Company’s behalf, or by the respective parties’ legal representations and successors.

4.7 Dispute Resolution & Applicable Law. All disputes regarding this agreement shall resolved by binding arbitration to be administered by the American Arbitration Association and conducted in Elkhart County, Indiana. To the extent not preempted by the laws of the United States, the terms and provisions of this Agreement are governed by and shall be interpreted in accordance with, the laws of Indiana, without giving effect to any choice of law principles.

4.8 Legal Fees and Expenses. The prevailing party of any arbitration to enforce the terms of this Agreement shall be entitled to recover reasonable costs and expenses, including attorneys' fees.

4.9 Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by the Company's successors and/or assigns. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly, absolutely and unconditionally assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

4.10 Headings/References. The headings in this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

4.11 Notices. Any notice, request, instruction, or other document to be given hereunder shall be in writing and shall be deemed to have been given: (a) on the day of receipt, if sent by overnight courier; (b) upon receipt, if given in person; (c) five days after being deposited in the mail, certified or registered mail, postage prepaid, and in any case addressed as follows:

If to the Company:
Thor Industries, Inc.
601 East Beardsley Avenue
Elkhart, Indiana 46514
Attn: General Counsel

with copy sent to the attention of the Chairman of the Board of Directors at the same address

If to the Executive:
[Name]
[ADDRESS]

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

IN WITNESS WHEREOF, the parties have executed this Agreement on this ___th day of June 2021.

THOR INDUSTRIES, INC.

____________________________
By: Andrew Graves, Chairman of the Board

EXECUTIVE

____________________________
[Name]

EXHIBIT A
CHANGE IN CONTROL

“Change of Control” shall mean the occurrence of any of the following events: (i) an acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the Company), or (ii) a sale of all or substantially all of the assets of the Company (collectively, a “Merger”), so long as in either case the Company’s stockholders of record immediately prior to such Merger will, immediately after such Merger, hold less than fifty percent (50%) of the voting power of the surviving or acquiring entity.

EXHIBIT B
FORM OF RELEASE
GENERAL RELEASE OF CLAIMS

1. ___[Name]______________ (“Executive”), for Executive and Executive’s family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the Severance Benefits, as defined under the Executive Employment Agreement made and entered effective as of the ___ day of June 2021, by and between Thor Industries, Inc., a Delaware Corporation (the “Company”) and ___[Name]________________ (the “Executive”), to which this release is attached as Exhibit B (the “Employment Agreement”), does hereby release and forever discharge the Company, its subsidiaries, affiliated companies, successors and assigns, and its current or former directors, officers or shareholders in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Executive’s employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment. Executive acknowledges that the Company encouraged Executive to consult with an attorney of Executive’s choosing, and through this General Release of Claims encourages Executive to consult with Executive’s attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that Executive understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans. Without limiting the generality of the release provided above, Executive expressly waives any and all claims under ADEA that Executive may have as of the date hereof. Executive further understands that by signing this General Release of Claims Executive is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof. Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any rights to receive any payments or benefits to which Executive is entitled under COBRA, the Employment agreement or any other compensation or employee benefit plans in which Executive is eligible to participate at the time of execution of this General Release of Claims, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, any indemnification and advancement rights Executive may have as a former employee, officer or director of the Company or its subsidiaries or affiliated companies including, without limitation, any rights arising pursuant to the articles of incorporation, bylaws and any other organizational documents of the Company or any of its subsidiaries, (iii) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, and (iv) any rights as a holder of equity securities of the Company (clauses (i) through (iv), the "Reserved Claims").

2. Executive represents that Executive has not filed against the Released Parties any complaints, charges, or lawsuits arising out of Executive’s employment, or any other matter arising on or prior to the date of this General Release of Claims other than Reserved Claims, and covenants and agrees that Executive will never individually or with any person file, or commence the filing of any lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Executive pursuant to paragraph 1 hereof (a “Proceeding”); provided, however, Executive shall not have relinquished Executive’s right to (i) commence a Proceeding to challenge whether Executive knowingly and voluntarily waived Executive’s rights under ADEA; (ii) file a charge with an administrative agency or take part in any agency investigation or (iii) commence a Proceeding pursuant to the Reserved Claims. Executive does agree, however, that Executive is waiving Executive’s right to recover any money in connection with such an investigation or charge filed by Executive or by any other individual, or a charge filed by the Equal Employment Opportunity Commission or any other federal, state or local agency, except as prohibited by law.

3. Executive hereby acknowledges that the Company has informed Executive that Executive has up to twenty-one (21) days to sign this General Release of Claims and Executive may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier. Executive also understands that Executive shall have seven (7) days following the date on which Executive signs this General Release of Claims within which to revoke it by providing a written notice of Executive’s revocation to the Company.

4. Executive acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the laws of Indiana, without giving effect to any choice of law principles.

5. Executive acknowledges that Executive has read this General Release of Claims, that Executive has been advised that Executive should consult with an attorney before Executive executes this general release of claims, and that Executive understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

6. This General Release of Claims shall take effect on the eighth day following Executive’s execution of this General Release of Claims unless Executive’s written revocation is delivered to the Company within seven (7) days after such execution.

EXECUTIVE

____________________________
[Name]